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                                                                    Exhibit 99.3

                                                                Adopted 06/23/04

                                 CHARTER OF THE

                            COMPENSATION COMMITTEE OF

                                RAM HOLDINGS LTD.

I.   MISSION STATEMENT

     The purpose of the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of RAM Holdings Ltd. (the "Company") is to (i) oversee the administration of compensation, incentive-compensation plans and equity-based plans of the Company, (ii) evaluate executive management performance and compensation, (iii) review and make recommendations to the Board concerning Director compensation, and (iv) coordinate and prepare an annual report on executive compensation to be included in the Company's annual proxy statement.

II.  MEMBERSHIP

     Each member of the Committee and the chair of the Committee (the "Committee Chair") shall be appointed by a majority vote of the Board and shall serve until such member's successor is duly appointed and qualified or until such member's resignation or removal from the Committee by a majority vote of the Board. The Committee shall be comprised of no less than three Directors. The Committee's composition shall meet the applicable independence requirements set forth by the New York Stock Exchange (the "NYSE"), as in effect from time to time, and any other applicable laws, rules and regulations. Committee members shall monitor compliance with such requirements and report to the chairman of the Board (the "Chairman") any relationships or transactions that may cause such member to no longer meet the required definition of independence. Each member of the Committee shall keep current with developments relating to management and employee compensation and related matters.

     The Corporate Secretary of the Company will serve as Secretary of the Committee unless the Board shall appoint another person to act as Secretary of the Committee.

III. MEETINGS

     The quorum necessary for the transaction of business at a Committee meeting shall be two Committee members. Actions to be taken by the Committee shall require the affirmative vote of a majority of the votes cast by the Committee members present at any meeting. The Committee shall convene at least once annually or more frequently as circumstances require. The Committee Chair and the Secretary of the Committee will develop and distribute an agenda for each meeting in advance of such meeting. Committee members may suggest additional agenda items and, at any meeting, raise subjects that are not on the agenda.

     The Committee may invite such other persons (for example, the Chief Executive Officer, Chief Financial Officer or any compensation consultant) to its meetings, as it deems necessary.

     The Committee shall maintain minutes or other records of its meetings and shall give regular reports to the Board on such meetings and such other matters as required by this charter or as the Board shall from time to time specify. Reports to the Board may take the form of oral reports by the Committee Chair or any other member of the Committee designated by the Committee Chair to give such report. Except as expressly provided in

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     this charter, the Bye-laws of the Company or the Company's corporate governance guidelines, or as required by law, regulation or NYSE listing standards, the Committee shall set its own rules of procedure.

IV.  DUTIES

     The Committee shall:

     (1) review and approve corporate goals, objectives and incentive criteria relevant to compensation of the Chief Executive Officer, evaluate the performance of the Chief Executive Officer at least once per year in light of those goals, objectives and criteria and have the authority (along with the other independent Directors, if so directed by the Board) to approve and set the compensation of the Chief Executive Officer based on this evaluation;

          (A) in determining the incentive component of the Chief Executive Officer's compensation, the Committee shall consider the Company's performance and relative shareholder return, accomplishment of long-term strategic objectives, leadership development, the incentive criteria for the Chief Executive Officer and the value of similar incentive awards to Chief Executive Officers with similar responsibilities at comparable companies, including awards given to the Chief Executive Officer of the Company in prior years, provided that the Committee shall not be precluded from approving awards as may be required to comply with applicable tax laws, rules or regulations;

     (2)  make recommendations to the Board with respect to:

          (A) compensation of employees (other than the Chief Executive Officer) with an annual base salary of at least $175,000, including any bonuses based on incentive criteria or otherwise, and all Company employee benefit plans (including any incentive compensation plans and equity-based plans, which may include restricted shares, stock option and deferred compensation plans) of the Company (the "Plans"), in conformance with and subject to the terms and provisions thereof and any regulatory requirements;

          (B)  any amendments to the Plans; and

          (C) all awards of shares or share options pursuant to any equity-based plans of the Company;

     (3) produce a compensation report for inclusion in the Company's annual proxy statement, in accordance with applicable rules and regulations;

     (4) review and recommend at least annually to the Board the form and amount of compensation of Directors and any additional compensation to be paid for service on a committee of the Board or for service as chair of a committee; in making its recommendation, the Committee shall consider customary compensation for directors of comparable companies and any other factors that it deems appropriate which are consistent with the policies and principals set forth herein and in the charter of the Nominating and Corporate Governance Committee of the Company;


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     (5)  review and recommend at least annually to the Board changes, if any, to the guidelines for Director ownership of Company shares; and

     (6) review on a regular basis, but at least annually its own performance and this charter and review the results thereof with the Board.

     The Committee Chair (or such other Committee member acting under authority of the Chair) shall endeavor to attend the annual general meetings prepared to respond to any shareholder questions on the Committee's activities.

V.   AUTHORITY

     The Committee shall have the authority to seek any information it requires from any Director, officer or employee of the Company in order to perform its duties and to ensure the attendance of Company officers at its meetings, if appropriate.

     The Committee shall have the authority to obtain at the Company's expense and without having to seek Board approval, external or internal legal or other professional advice or assistance, including advice or assistance from compensation consultants, on any matters within its scope of responsibility. The Committee shall have full authority to commission any reports or surveys which it deems necessary to help it to fulfill its obligations. If a decision is made by the Committee to engage such compensation consultants, the Committee shall have the sole authority to retain and terminate them, and to approve their fees and other retention terms.

     The Committee shall not be entitled to sub-delegate any or all of the powers and authority delegated to it. The Committee shall have the authority to conduct or authorize investigations into or studies of any matters within the Committee's scope of responsibility.

     Where any decision relates to a transaction in which a member of the Committee has an interest and has not voted, the decision shall not be implemented until it has been reported at a meeting of the Board at which the member's interest has been declared.


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